Exhibit 99.1

Kairos Pharma, Ltd. Announces Signing of Term Sheet for Strategic Asset Acquisition of Two Clinical Oncology Assets from Celyn Therapeutics

Transformative clinical pipeline transaction will add CL-273, a pan-EGFR inhibitor, and CL-741, a Phase 1-Ready c-MET inhibitor, to Kairos Pharma’s clinical portfolio to target multi-billion dollar lung cancer market.

LOS ANGELES, CA – February 26, 2026 – Kairos Pharma, Ltd. (NYSE American: KAPA), a clinical-stage biopharmaceutical company focused on innovative cancer therapeutics, today announces the signing of a term sheet for a strategic asset acquisition with Celyn Therapeutics, Inc., a privately held biotechnology company backed by OrbiMed and Torrey Pines Investment. Under the proposed terms of the agreement, Kairos Pharma will acquire worldwide rights to two highly differentiated, clinical-stage oncology assets targeting non-small cell lung cancer (NSCLC): CL-273, a pre-IND, reversible, wild-type-sparing pan-EGFR inhibitor, and CL-741, a Phase 1-ready, orally available type IIb c-MET kinase inhibitor.

John Yu, M.D., Kairos Pharma Chief Executive Officer, commented: “We anticipate this acquisition will significantly expand our oncology pipeline with late-preclinical and Phase 1-ready assets in a multi-billion dollar market with substantial unmet medical needs. With this acquisition, if completed, we will strengthen our armamentarium to reverse oncology drug resistance – by implementing therapeutics that specifically target resistance mutations that arise from targeting the EGFR receptor. Importantly, our established clinical consortia on the West Coast, anchored at Cedars-Sinai Medical Center in Los Angeles, provides us with the clinical infrastructure and expertise to rapidly initiate and execute Phase 1 and Phase 2 studies for both compounds.”

Kairos Pharma believes the scientific rationale for combining a pan-EGFR inhibitor with a c-MET inhibitor in non-small cell lung cancer as demonstrated with these two assets is compelling and well-validated clinically. MET amplification represents one of the most important resistance mechanisms in EGFR-mutant NSCLC, and the ability to address both pathways with highly selective, brain-penetrant molecules represents a significant therapeutic advance. The Company anticipates that CL-273’s wild-type-sparing profile and broad coverage of EGFR mutations, combined with CL-741’s potent and selective c-MET inhibition, upon acquisition, will position it to develop best-in-class monotherapies as well as a differentiated combination regimen. Mechanistically, dual inhibition of EGFR and MET pathways can overcome compensatory signaling that drives resistance, deepens tumor responses, and extends progression-free survival in this difficult-to-treat patient population.

Kinase inhibitors for cancer treatment were estimated to be valued at $60.7B in 2025. Of these, EGFR inhibitors represented 32.5% of the market in 2025 (Future Market Insights).

CL-273, developed using a proprietary AI-driven drug discovery platform, targets the EGFR mutated lung cancer treatment, a market valued at $16.2B in 2026 (Future Market Insights). EGFR mutations are present in approximately 10-15% of NSCLC cases in Western populations and up to 50% in Asian populations (CoherentMI), creating a substantial addressable patient population for targeted therapies.

CL-741 addresses the cMet inhibitor market which is experiencing rapid growth, valued at more than $2B and projected to reach over $10B by 2030 with a CAGR in excess of 17% (Biospace). The c-MET metastatic NSCLC market represents a high-value niche with significant unmet medical needs, with c-MET amplification being a critical resistance mechanism for EGFR-targeted therapies. C-MET alterations, including MET exon 14 skipping mutations and MET amplification, is a driver of multiple cancer types inclusive of gastric, liver, and renal cancer.

“Our proprietary AI-driven drug design platform has enabled the discovery of a highly efficacious, wild-type-sparing, pan-mutant EGFR inhibitor. This molecule offers a 4-to-5-fold broader safety margin than current competitive inhibitors,” stated Nikolay Savchuk, Ph.D., CEO of Celyn Therapeutics. “By partnering with Kairos Pharma and leveraging their clinical consortia at Cedars-Sinai Medical Center, we are positioned to rapidly advance CL-273 and CL-741. This collaboration combines Kairos’s operational expertise with our innovative pipeline to create an optimal pathway for patients fighting EGFR-mutant and c-MET-driven lung cancers.”

Clinical studies have demonstrated that combination treatment with EGFR and MET inhibitors for EGFR-mutant, MET-amplified NSCLC patients is able to achieve progression-free survival of approximately 7 months, representing a significant advance over single-agent therapy (SAVANNAH trial).

CL-273 is an investigational, reversible, wild-type-sparing pan-EGFR small-molecule inhibitor specifically engineered for EGFR-mutant non-small cell lung cancer (NSCLC). Preclinical data demonstrate that CL-273 maintains broad-spectrum activity against classical EGFR mutations including Exon 19 and 21 deletions and Exon 20 insertions, atypical mutations, and resistance-associated variants that bypass currently approved tyrosine kinase inhibitors (TKIs).

A defining feature of CL-273 is its exceptional selectivity index. By sparing wild-type EGFR, studies to date have shown CL-273 offers a 4–5 fold wider therapeutic window, suggesting significantly improved safety and tolerability over existing therapies. Designed for high brain and lung permeability to address metastatic disease, CL-273 possesses favorable ADME properties and has successfully completed GLP toxicology studies. The program is currently pre-IND, with first-in-human clinical trials projected to commence in 2026.

CL-741 is an orally available, small-molecule, type IIb c-MET kinase inhibitor designed to be highly selective for c-MET with broad coverage of activating and acquired resistance mutations in solid tumors. The compound was discovered as a drug-like lead with potent activity across multiple c-MET resistance mutants and is being developed for c-MET-driven advanced solid tumors, with a primary focus on non-small cell lung cancers harboring MET exon 14 skipping alterations and MET amplification.

The acquisition of both CL-273 and CL-741, if the acquisition is successfully completed, are anticipated to enable Kairos Pharma to pursue a differentiated dual-target strategy addressing both primary EGFR mutations and MET-mediated resistance mechanisms. MET amplification is one of the most common mechanisms of acquired resistance to EGFR TKIs.

Developing CL-273 and CL-741 together provides a rational combination therapy approach for EGFR-mutant NSCLC patients who either harbor baseline MET amplification/overexpression or acquire MET-driven resistance on EGFR-TKI therapy. Combined EGFR and MET inhibition has already demonstrated meaningful clinical response rates and survival benefit with other agents in this setting. Pairing CL-273 with CL-741 could deepen and prolong responses, reduce outgrowth of MET-mediated escape clones, and potentially expand the addressable population of MET-dependent, EGFR-mutant tumors.

About Kairos Pharma, Ltd.

Based in Los Angeles, California, Kairos Pharma Ltd. (NYSE American: KAPA) is at the forefront of oncology therapeutics, utilizing structural biology to overcome drug resistance and immune suppression in cancer. Kairos Pharma’s lead candidate, ENV-105, is an antibody that targets CD105—a protein identified as a key driver of resistance and disease relapse in response to standard therapy. ENV-105 aims to reverse drug resistance by targeting CD105 and restore the effectiveness of standard therapies across multiple cancer types. Currently, ENV-105 is in a Phase 2 clinical trial for castrate-resistant prostate cancer and a Phase 1 trial for non-small cell lung cancer aimed at addressing significant unmet medical needs. As of the date of this press release, ENV-105 has not been approved as safe or effective by the United States Food and Drug Administration or any other comparable foreign regulator. For more information, visit kairospharma.com.

About Celyn Therapeutics, Inc.

Celyn Therapeutics, Inc. is a privately held biotechnology company formed to develop proprietary small-molecule drugs targeting cancer, including EGFR-pathway inhibitors and c-MET-pathway inhibitors among other targets and related novel compounds. Celyn was created with backing from OrbiMed and Torrey Pines Investment and maintains its principal offices in Dover, Delaware.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the expected timing and completion of the acquisition transaction, the anticipated benefits of the acquisition, development timelines for CL-273 and CL-741, market opportunity and revenue projections, clinical development plans, and the potential therapeutic benefits of the acquired assets. These statements are based on KAPA’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the possibility that the transaction may not close, that KAPA may not obtain necessary shareholder or regulatory approvals, that development of CL-273 and CL-741 may not proceed as planned, that clinical trials may not demonstrate safety or efficacy, that regulatory approvals may not be obtained, and that competitive and market conditions may change. Additional risks are described in KAPA’s filings with the Securities and Exchange Commission. KAPA does not undertake any obligation to update any forward-looking statements.

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